Exhibit (k)(1)

ADMINISTRATION AND FUND ACCOUNTING AGREEMENT

This administration and fund accounting agreement (this “Agreement”), effective as of February 13, 2026 (the “Effective Date”), is made by CIBC Private Lending Strategies (the “Fund”), and UMB Fund Services, Inc. (“Administrator” and, together with the Fund, the “Parties”).

WHEREAS, the Fund is a closed-end fund registered under the Investment Company Act of 1940 (the “1940 Act”) and authorized to issue shares of beneficial interest (or class thereof) (“Shares”).

WHEREAS, the Parties desire to enter into an agreement pursuant to which Administrator shall provide the administration and fund accounting services described on Schedule A (“Services”) to the Fund.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1.       Definitions. In addition to any terms defined in the body of this Agreement, the following capitalized terms shall have the meanings set forth hereinafter whenever they appear in this Agreement:

“1933 Act” shall mean the Securities Act of 1933.

“Authorized Person” shall mean any individual who is authorized to provide Administrator with Instructions on behalf of the Fund, whose name shall be certified to Administrator pursuant to this Agreement. Any officer of the Fund shall be considered an Authorized Person (unless such authority is limited in a writing from the Fund and received by Administrator) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Administrator the names of the Authorized Persons.

“Board” shall mean the Board of Trustees of the Fund.

“Business Day” shall mean each day on which the New York Stock Exchange, Inc. is open for trading.

“By-Laws” shall mean the Fund’s by-laws, including any amendments made thereto.

“Commission” or “SEC”shall mean the U.S. Securities and Exchange Commission.

“Declaration of Trust” shall mean the Declaration of Trust or other similar operational document of the Fund.

“Investment Adviser” shall mean the investment adviser or investment advisers to the Fund and, unless specifically excluded, includes all sub-advisers or persons performing similar services.

“Instructions” shall mean an oral communication from an Authorized Person or a written communication signed by an Authorized Person and actually received by Administrator. Instructions shall include manually executed originals, telefacsimile transmissions of manually executed originals, or electronic communications.

“Prospectus” shall mean the current prospectus and statement of additional information with respect to a Fund (including any applicable amendments and supplements thereto) actually received by Administrator from the Fund with respect to which the Fund has indicated a Registration Statement has become effective under the 1933 Act and the 1940 Act.

“Registration Statement” shall mean any registration statement on Form N-2 (and any amendments and supplements thereto) filed with the Commission with respect to any of the Shares.

“Shareholder” shall mean a record owner of Shares.

2.             Appointment and Services

(a)            The Fund hereby (1) appoints Administrator as administrator and fund accountant of the Fund and (2) authorizes Administrator to provide Services during the term hereof and on the terms set forth herein. Subject to the oversight of the Board and utilizing information provided by the Fund and its current and prior agents and service providers, Administrator will provide the Services in accordance with the terms of this Agreement. Notwithstanding anything herein to the contrary, Administrator shall not be required to provide any Services or information that it believes (in its sole discretion) to represent dishonest, unethical, or illegal activity. In no event shall Administrator provide any investment advice or recommendations to any party in connection with its Services hereunder.

                (b)           Administrator may (in its discretion) appoint one or more other parties to carry out some or all of its duties under this Agreement, provided that Administrator shall remain responsible to the Fund for all such delegated responsibilities in accordance with the terms and conditions of this Agreement, in the same manner and to the same extent as if Administrator were itself providing such Services.

                (c)           Administrator’s duties shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against Administrator hereunder. The Services do not include correcting, verifying, or addressing any prior actions or inactions of the Fund or by any other current or prior agent or service provider. To the extent Administrator agrees to take such actions, those actions shall be deemed part of the Services.

                (d)           It is understood that in determining security valuations, Administrator employs one or more pricing services (as directed by the Fund) to determine valuations of portfolio securities for purposes of calculating net asset values of the Fund. The Fund shall identify to Administrator the pricing service(s) to be utilized. If requested by the Fund, Administrator shall price the securities and other holdings of the Fund for which market quotations or prices are available by the use of such pricing service(s).

For those securities where prices are not provided by the pricing service(s) utilized by Administrator, the Fund shall approve, in good faith, the procedures for determining the fair value of the securities. Investment Adviser (and not any sub-adviser) shall determine or obtain the valuation of the securities in accordance with those procedures and shall deliver to Administrator the resulting prices for use in its calculation of the Fund’s net asset values. When security valuations are so provided, the following provisions will also apply:

                             (i)             Valued securities may be complicated financial instruments. There are many methodologies (including computer-based analytical modeling and individual security valuations) available to generate approximations of the market value of such securities, and there is significant professional disagreement about which method is best. No evaluation method (including those used by Administrator and its suppliers) may consistently generate approximations that correspond to actual “Traded” prices of the securities.

                             (ii)            Methodologies used to provide the pricing portion of certain data may rely on valuations. However, the Fund acknowledges that there may be errors or defects in the software, databases, or methodologies generating the valuations that may cause resultant valuations to be inappropriate for use in certain applications.

The Fund assumes all responsibility for edit checking, external verification of valuations, and ultimately the appropriateness of using data containing valuations, regardless of any efforts made by Administrator and its suppliers in this regard.

                (e)           Subject to the terms of Section 8, and where applicable, Administrator shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records described in Schedule A which are maintained by Administrator for the Fund. To the extent required by Rule 31a-3 under the 1940 Act, Administrator agrees (i) that all records which it maintains for the Fund hereunder are the property of the Fund and (ii) to promptly surrender to the Fund any such records upon the Fund’s request.

                (f)            Any resolution passed by the Board that affects accounting practices and procedures under this Agreement shall be effective upon written receipt of notice and acceptance by Administrator.

                (g)           Nothing in this Agreement shall be deemed to appoint Administrator and its officers, directors, and employees as the Fund’s attorney, form an attorney-client relationship, or require the provision of legal advice, and the Fund acknowledges that Administrator’s in-house attorneys exclusively represent Administrator. The Fund’s legal counsel will provide independent judgment on the Fund’s behalf. Because no attorney-client relationship exists between Administrator’s in-house attorneys and the Fund, any information provided to Administrator’s in-house attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances (notwithstanding the provisions of Section 5). Administrator represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

3.             Representations and Deliveries

                (a)            The Fund shall deliver or cause the following documents to be delivered to Administrator:

                             (1)            a copy of the Declaration of Trust and By-laws and all amendments thereto, certified by an Authorized Person;

                             (2)            copies of the Fund’s Registration Statement, as of the Effective Date, together with any applications filed in connection therewith;

                             (3)            all other documents, records, and information that Administrator may reasonably request in order for Administrator to perform the Services.

                (b)           The Fund represents and warrants to Administrator that:

                             (1)            it is duly organized and existing under the laws of the State of Delaware; it is empowered under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement; and all requisite corporate/trust proceedings have been taken to authorize it to enter into and perform this Agreement;

                             (2)             it is duly registered as a closed-end investment company under the 1940 Act;

                             (3)            a Registration Statement under the 1933 Act will be effective as of the date and time the Fund will issue Shares (and will remain effective during such period as the Fund is offering Shares for sale), and appropriate state securities laws filings will be made before Shares are issued in any jurisdiction (and such filings will continue to be made with respect to Shares being offered for sale); and

                             (4)            it is conducting its business in compliance in all material respects with all applicable laws and regulations and has obtained all regulatory approvals necessary to carry on its business as now conducted; and there is no statute, rule, regulation, order, or judgment binding on it and no provision of its Declaration of Trust, By-laws, or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

                (c)            The Fund shall cause its officers and trustees (and shall use its best efforts to cause its Investment Adviser, legal counsel, independent accountants, transfer agent, custodian, distributor, and other service providers and agents, past and present) to cooperate with Administrator and to provide Administrator with such information, documents, and communications relating to the Fund as necessary and/or appropriate or as reasonably requested by Administrator, in order to enable Administrator to perform the Services. In connection with the performance of the Services, Administrator shall (without investigation or verification) be entitled and is hereby instructed to, rely upon any and all Instructions, communications, information, or documents provided to Administrator by a representative of the Fund or by any of the aforementioned persons. Administrator shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. Fees charged by such persons shall be an expense of the Fund. Administrator shall not be held to have notice of any change of authority of any trustee, officer, agent, representative, or employee of the Fund, Investment Adviser, Authorized Person, or service provider until receipt of written notice thereof from the Fund.

                (d)            The Fund and the Board have and retain primary responsibility for all compliance matters relating to the Fund (including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, the USA PATRIOT Act of 2001, the Sarbanes-Oxley Act of 2002, and the policies and limitations of the Fund as set forth in the Prospectus). The Services do not relieve the Fund or the Board of their primary responsibility for assuring such compliance. Notwithstanding the foregoing, Administrator will: (1) be responsible for its own compliance with such statutes insofar as such statutes are applicable to the Services; (2) promptly notify the Fund if it becomes aware of any material non-compliance which relates to the Fund; and (3) provide the Fund with quarterly and annual certifications (on a calendar basis) with respect to the design and operational effectiveness of its compliance and procedures.

                (e)             The Fund will notify Administrator of any discrepancy between the records of Administrator and the Fund, including, but not limited to, failing to account for a security position in a Fund’s portfolio, upon the later to occur of 3 Business Days after: (i) receipt of any reports rendered by Administrator to the Fund; (ii) discovery of any error or omission not covered in the balancing or control procedure; or (iii) receiving notice from any Shareholder regarding any such discrepancy.

                (f)            The Fund shall (1) advise Administrator in writing at least 30 days prior to affecting any change in the Prospectus which would increase or alter the duties and obligations of Administrator hereunder and (2) proceed with such change only if it has received the written consent of Administrator thereto (which consent shall not be unreasonably withheld).

                (g)            Administrator represents and warrants to the Fund that it:

                              (i)            is a corporation duly organized and existing under the laws of the State of Wisconsin; it is empowered under applicable law and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement (and all requisite proceedings have been taken to authorize it to enter into and perform this Agreement);

                             (ii)            is conducting its business in compliance in all material respects with all applicable laws and regulations and has obtained all regulatory approvals necessary to carry on its business as now conducted; and there is no statute, rule, regulation, order, or judgment binding on it and no provision of its operating documents or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

                             (iii)           shall (A) maintain a disaster recovery and business continuity plan that is reasonably designed to ensure the continuity of Services during natural disasters, health or similar pandemics, computer or utility outages and similar disruption events. Administrator shall maintain an adequate and reliable information and communications network and other computer equipment necessary and appropriate to carry out its obligations under this Agreement and (B) provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the Services upon the Fund’s reasonable request; and

                             (iv)           has and will continue to have access to the necessary facilities, equipment, and personnel to perform its duties and obligations hereunder in accordance with industry standards.

                (h)           Administrator shall: (i) act as liaison with the Fund’s independent public accountants; (ii) provide account analyses, fiscal year summaries, and other audit-related schedules; and (iii) take all reasonable action in the performance of its duties hereunder to assure that the necessary information is made available to such auditors and accountants in a timely fashion for the expression of their opinion, as required by the Fund.

                             (i)             Administrator shall comply (and to the extent Administrator takes or is required to take action on behalf of a Fund hereunder, shall cause the Fund to comply) with all applicable law, as well as all investment restrictions, policies, and procedures adopted by the Fund. Except as set forth in this Agreement, Administrator assumes no responsibility for such compliance by a Fund. Administrator shall maintain a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the Services.

4.             Fees and Expenses

                (a)           As compensation for the performance of the Services, the Fund shall pay Administrator the fees set forth on Schedule B. Fees shall be adjusted in accordance with Schedule B. Fees shall be earned and paid monthly in an amount equal to 1/12th of the applicable annual fee. Basis point fees and minimum annual fees apply separately to the Fund, and average net assets are not aggregated in calculating the applicable basis point fee per Fund or the applicable minimum. The Fund shall pay Administrator’s then-current rate for Services added to (or for any enhancements to) existing Services after the Effective Date. In addition, to the extent that Administrator corrects, verifies, or addresses any prior actions or inactions by the Fund or by any prior service provider, the Fund shall pay Administrator additional fees as provided in Schedule B. In the event of any disagreement between this Agreement and Schedule B, the terms of Schedule B shall control.

                (b)           For the purpose of determining fees payable to Administrator, net asset value shall be computed in accordance with the Prospectus and Fund procedures approved by the Board, which shall be effective upon written notice of the same to the Administrator. The fee for the period from the Effective Date until the end of that month shall be pro-rated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the Termination Date (as defined in Section 8(b)). Should this Agreement be terminated or the Fund be liquidated, merged with, or acquired by another fund or investment company, any accrued fees shall be immediately payable.

                (c)           Administrator will bear all expenses incurred by it in connection with its performance of Services, except as otherwise provided herein. Administrator shall not be required to pay or finance any costs or expenses incurred in the operation of the Fund, including, but not limited to: taxes; interest; brokerage fees and commissions; salaries, fees, and expenses of officers and trustees; Commission fees and state Blue Sky fees; advisory fees; charges of custodians, transfer agents, dividend disbursing and accounting services agents, and other service providers; security pricing services; insurance premiums; outside auditing and legal expenses; costs of organization and maintenance of corporate existence; taxes and fees payable to federal, state, and other governmental agencies; preparation, typesetting, printing, proofing, and mailing of Prospectuses, statements of additional information, supplements, notices, forms, applications, and proxy materials for regulatory purposes and for distribution to current Shareholders; preparation, typesetting, printing, proofing, mailing, and other costs of Shareholder reports; expenses in connection with the electronic transmission of documents and information (including electronic filings with the Commission and the states); research and statistical data services; expenses incidental to holding meetings of the Fund’s Shareholders and Trustees; fees and expenses associated with internet, e-mail, and other related activities; and extraordinary expenses. Expenses incurred for distribution of Shares (including the typesetting, printing, proofing, and mailing of Prospectuses for persons who are not Shareholders) will be borne by the Fund, except for such expenses permitted to be paid under a distribution plan adopted in accordance with applicable laws. Administrator shall not be required to pay any Blue Sky fees or take any related Blue Sky actions unless and until it has received the amount of such fees from the Fund.

                (d)           The Fund shall reimburse Administrator for all out-of-pocket expenses or disbursements incurred by Administrator in connection with the performance of Services promptly upon receipt of an invoice with reasonable detail. Out-of-pocket expenses shall include, but not be limited to, those items specified on Schedule B. If requested by Administrator, out-of-pocket expenses are payable in advance. If prepayment is requested, payment of postage expenses is due at least 7 days prior to the anticipated mail date. In the event Administrator requests advance payment, Administrator shall not be obligated to incur such expenses or perform the related Service until payment is received.

                (e)           The Fund shall pay all amounts due hereunder within 30 days of receipt of each invoice (the “Due Date”). Except as provided in Schedule B, Administrator shall bill Service fees monthly and out-of-pocket expenses as incurred (unless prepayment is requested). At its option, Administrator may arrange to have various service providers submit invoices directly to the Fund for payment of reimbursable out-of-pocket expenses.

                (f)            The Fund is aware that its failure to remit to Administrator all amounts due on or before the Due Date will cause Administrator to incur costs not contemplated by this Agreement (including, but not limited to carrying, processing, and accounting charges). Accordingly, in the event that Administrator does not receive any amounts due hereunder by the Due Date, the Fund shall pay a late charge on the overdue amount equal to 1.5% per month or the maximum amount permitted by law (whichever is less). In addition, the Fund shall pay Administrator’s reasonable attorneys’ fees and court costs in the event that an attorney is engaged to assist in the collection of amounts due. The Parties agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of the Fund’s late payment. Acceptance of such late charge shall in no event constitute a waiver by Administrator of the Fund’s default or prevent Administrator from exercising any other available rights and remedies.

                (g)           In the event that any charges are disputed, the Fund shall pay all undisputed amounts due hereunder on or before the Due Date and notify Administrator in writing of any disputed charges for out-of-pocket expenses which it is disputing in good faith. Payment for such disputed charges shall be due on or before the close of the 5th Business Day after the day on which Administrator provides documentation which an objective observer would agree reasonably supports the disputed charges (the “Revised Due Date”). Late charges shall not begin to accrue as to charges disputed in good faith until the first day after the Revised Due Date.

                (h)           The Fund acknowledges that the fees charged by Administrator under this Agreement reflect the allocation of risk between the Parties, including the exclusion of remedies and limitations of liability in Section 6. Modifying the allocation of risk from what is stated herein would affect the fees that Administrator charges. Accordingly, in consideration of those fees, the Fund agrees to the stated allocation of risk.

5.             Confidential Information

                (a)            Administrator shall:

                             (1)            treat all records relative to the Fund’s shareholders confidentially and as proprietary information of the Fund;

                             (2)            not use such records and information for any purpose other than performance of the Services; and

                             (3)            not disclose such information,

except when: (i) Administrator may be exposed to civil or criminal proceedings for failure to comply; (ii) requested to divulge such information by duly constituted authorities or court process; (iii) subject to governmental or regulatory audit or investigation; or (iv) so requested by the Fund. In case of any requests or demands for inspection of the records of the Fund, Administrator will endeavor to promptly notify the Fund and to secure instructions from a representative of the Fund as to such inspection (unless prohibited by law from making such notification). Records and information which have become known to the public (through no wrongful act of Administrator or any of its employees, agents, or representatives) and information which was already in the possession of Administrator prior to the Effective Date shall not be subject to this Section.

                (b)           In connection with Administrator’s provision of the Services, the Fund may have access to and become acquainted with confidential and/or proprietary information of Administrator, including, but not limited to: (1) client identities and relationships, compilations of information, records, and specifications; (2) data or information that is competitively sensitive material and not generally known by the public; (3) concepts, documentation, reports, or data; (4) information regarding Administrator’s information security program; and (5) anything designated as confidential (collectively, “Administrator Confidential Information”).

                (c)           Neither the Fund nor any of their officers, employees, or agents (collectively, “Fund Recipients”) shall disclose any Administrator Confidential Information (directly or indirectly) or use Administrator Confidential Information in any way (for the benefit of itself or others), either during the term of this Agreement or at any time thereafter, except as required in the course of performing its duties under this Agreement. The term “Administrator Confidential Information” does not include information that: (1) becomes or has been generally available to the public other than as a result of disclosure by a Fund Recipient; (2) was available to the Fund Recipients on a non-confidential basis prior to its disclosure by Administrator; or (3) was independently developed or becomes available to the Fund Recipients on a non-confidential basis from a source other than Administrator. The Fund represents and warrants that it shall take and maintain adequate physical, electronic, and procedural safeguards in connection with any use, storage, transmission, duplication, or other process involving or derived from Administrator Confidential Information (whether such storage, transmission, duplication, or other process is by physical or electronic medium, including use of the Internet).

                (d)           The provisions of this Section 5 will survive termination of this Agreement and will inure to the benefit of the Parties and their successors and assigns.

6.               Limitation of Liability

                (a)           Administrator shall exercise due care in good faith and in accordance with reasonable commercial standards in discharging its duties hereunder. Notwithstanding anything to the contrary in this Agreement, Administrator shall be liable to the Fund for all losses, damages, and reasonable costs and expenses suffered by the Fund resulting from the bad faith, gross negligence, fraud, reckless disregard in the performance of its duties and obligations hereunder, uncured material breach hereof, or willful misconduct of Administrator (the “Standard of Care”). Subject to the foregoing, Administrator shall not be liable for: (1) any action taken (or omitted to be taken) in accordance with or in reliance upon Instructions, communications, data, documents, or information (without investigation or verification) received by Administrator from any Authorized Person; (2) any action taken or omission by the Fund, Investment Adviser, any Authorized Person, or any past or current service provider; or, (3) its reliance on the security valuations (without investigation or verification) provided by pricing service(s), Investment Adviser, or representatives of the Fund.

                (b)           Notwithstanding anything herein to the contrary, Administrator will be excused from its obligation to perform any Service or obligation required of it hereunder for the duration that such performance is prevented by events beyond its reasonable control and beyond its reasonable ability to mitigate and prevent, and Administrator shall not be liable for any default, damage, loss of data or documents, errors, delay, or any other loss whatsoever caused thereby. Administrator shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond its reasonable control.

                (c)           In no event and under no circumstances shall the Indemnified Parties (as defined below) be liable to anyone (including, without limitation, the other Party) under any theory of tort, contract, strict liability, or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect, or consequential damages for any act (or failure to act) under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof.

                (d)           The obligations of the Parties under this Section 6 shall indefinitely survive the termination of this Agreement.

7.             Indemnification

                (a)            The Fund shall indemnify Administrator and its employees, agents, officers, directors, shareholders, affiliates, and nominees (collectively, “Indemnified Parties”) from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees, and other expenses of every nature and character (“Losses”) which may be asserted against or incurred by any Indemnified Party or for which any Indemnified Party may be held liable (a “Claim”), arising out of or in any way relating to any of the following (except, in each case, to the extent a Claim resulted from Administrator’s breach of the Standard of Care):

             (i)             any action or omission of Administrator;

             (ii)            Administrator’s reliance on, implementation of, or use of Instructions, communications, data, documents, or information (without investigation or verification) received from an Authorized Person or any past or current service provider (not including Administrator);

              (iii)          any action taken (or omission by) the Fund, Investment Adviser, any Authorized Person, or any past or current service provider (not including Administrator);

             (iv)           the Fund’s refusal or failure to comply with the terms of this Agreement, or any Claim that arises out of the Fund’s gross negligence, misconduct, or breach of any representation or warranty of the Fund made herein;

             (v)            its reliance on the security valuations (without investigation or verification) provided by pricing service(s), the valuation designee, or representatives of the Fund.

                (b)           Promptly after receipt by Administrator of notice of the commencement of an investigation, action, claim, or proceeding, Administrator shall (if a claim for indemnification in respect thereof is made under this Section) notify the Fund in writing of the commencement thereof (although the failure to do so shall not prevent recovery by Administrator or any Indemnified Party). The Fund shall be entitled to participate at its own expense in the defense (or to assume the defense, if it so elects) of any suit brought to enforce any such Loss.

If the Fund elects to assume the defense: (1) such defense shall be conducted by counsel chosen by the Fund and approved by Administrator (which approval shall not be unreasonably withheld); and (2) the indemnified defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by them subsequent to the receipt of the Fund’s election.

If: (1) the Fund does not elect to assume the defense of any such suit; (2) Administrator does not approve of counsel chosen by the Fund; or (3) there is a conflict of interest between the Fund and Administrator or any Indemnified Party, the Fund will reimburse the Indemnified Party named as defendant in such suit for the legal fees and expenses.

The Fund’s indemnification agreement contained in this Section 7 and the Fund’s representations and warranties in this Agreement shall (1) remain operative and in full force and effect regardless of any investigation made by or on behalf of Administrator and each Indemnified Party and (2) survive the delivery of any Shares and the termination of this Agreement. This agreement of indemnity will inure exclusively to the benefit of Administrator, each Indemnified Party, and their estates and successors. The Fund shall promptly notify Administrator of the commencement of any litigation or proceedings against the Fund or any of its officers or directors in connection with the issue and sale of any Shares.

                (c)           The obligations of the Parties under this Section 7 shall indefinitely survive the termination of this Agreement.

8.            Term

                (a)            This Agreement shall continue in effect for a 5-year period beginning on the Effective Date. Thereafter, if not terminated as provided herein, this Agreement shall continue automatically in effect for successive 1-year periods. Either Party may terminate this Agreement by giving the other Party a written notice of at least 180 days (the final day of the notice period, the “Termination Date”). Upon the Termination Date, the Fund shall pay UMBFS such fees as may be due UMBFS hereunder (the “Fees”) as well as its reimbursable disbursements, costs, and expenses paid or incurred (the “Costs”).

                (b)            If this Agreement is terminated by the Fund prior to the second anniversary of the Effective Date, the Fund shall be obligated to pay UMBFS the remaining balance of the Fees (based upon the average monthly compensation earned by UMBFS hereunder in the 12 months preceding termination, excluding any month where no revenue was earned) and Costs hereunder through the Termination Date.

                (c)            If this Agreement is terminated by the Fund after the second anniversary of the Effective Date and prior to the third anniversary of the Effective Date, the Fund shall be obligated to pay UMBFS the Fees and Costs through the Termination Date plus $300,000.

                (d)            If this Agreement is terminated by the Fund after the third anniversary of the Effective Date and prior to the fourth anniversary of the Effective Date, the Fund shall be obligated to pay UMBFS the Fees and Costs through the Termination Date plus $200,000.

                (e)            If this Agreement is terminated by the Fund after the fourth anniversary of the Effective Date and prior to the fifth anniversary of the Effective Date, the Fund shall be obligated to pay UMBFS the Fees and Costs through the Termination Date plus $100,000.

Notwithstanding anything herein to the contrary, upon the termination of the Agreement as provided herein or the liquidation, merger, or acquisition of the Fund, Administrator shall deliver the records of the Fund to the Fund or its successor service provider at the expense of the Fund and in a form that is consistent with Administrator’s applicable license agreements. Thereafter, the Fund or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules, and regulations. The Fund shall be responsible for all expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor service provider (including all reasonable trailing expenses incurred by Administrator). In addition, in the event of termination of this Agreement (or the proposed liquidation, merger, or acquisition of the Fund) and Administrator’s agreement to provide additional services in connection therewith, Administrator shall provide such Services and be entitled to such compensation as the Parties may agree. Administrator shall not reduce the level of service provided to the Fund prior to termination following notice of termination by the Fund.

9.             Power of Attorney. The Fund hereby grants to Administrator the limited power of attorney on behalf of the Fund to sign Blue Sky forms and related documents in connection with the performance of Services.

10.            Miscellaneous

                (a)           Any notice required or permitted to be given by either Party hereunder shall be in writing and deemed to have been given when received by the other Party. Such notices shall be sent to the addresses listed below (or to such other location as a Party may designate in writing):

If to Administrator:	UMB Fund Services, Inc.
235 West Galena Street Milwaukee, Wisconsin 53212 Attention: Legal Department Email: umbfs-legal@umb.com

If to the Fund:	CIBC Private Wealth Advisors, Inc.
100 Federal St, 37th Floor
Boston, MA 02110
Attention: Nick Schwartzstein

If notice is sent by electronic delivery, it shall be deemed to have been given immediately (contingent upon confirmed receipt by the intended recipient). If notice is sent by first-class mail, it shall be deemed to have been given 5 days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

                (b)            Except as provided to the contrary herein, this Agreement may not be amended or modified in any manner except by a written agreement executed by both Parties.

                (c)            This Agreement shall be governed by Delaware law, excluding the laws on conflicts of laws. To the extent that applicable state laws or any of the provisions herein conflict with the applicable provisions of the 1940 Act, the latter shall control. Nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder. Any provision of this Agreement which is determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the Parties shall negotiate in good faith to modify such provision in a manner consistent with the original intent of the Parties.

                (d)            This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but shall together constitute one and the same instrument.

                (e)            The services of Administrator hereunder are not deemed to be exclusive. Administrator may render administration and fund accounting services and any other services to others, including other investment companies.

                (f)            The captions in the Agreement are included for convenience of reference only and do not define or limit any of the provisions hereof or otherwise affect their construction or effect.

                (g)            The obligations hereunder are binding only upon the Fund and the assets and property of the Fund (and not binding upon any of the Fund’s trustees, officers, or Shareholders individually).

                (h)            This Agreement and the Schedules incorporated hereto constitute the full and complete understanding and agreement of the Parties and supersedes all prior negotiations, understandings, and agreements with respect to fund accounting and administration services.

                (i)            Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the Parties, and any actions taken or omitted by a Party shall not affect any rights or obligations of the other Party.

                (j)            Administrator shall retain all right, title, and interest in any and all computer programs, screen formats, report formats, procedures, data bases, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, trade secrets, trademarks, and other related legal rights provided, developed, or utilized by Administrator in connection with the Services.

                (k)            This Agreement shall extend to and shall be binding upon the Parties and their respective successors and assigns. This Agreement shall not be assignable by either Party without the written consent of the other Party.

                (l)            The person signing below represents and warrants that he/she is duly authorized to execute this Agreement on behalf of the Fund.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by a duly authorized officer.

CIBC Private Lending Strategies		UMB Fund Services, Inc.

By:	/s/ Derek Mullins	By:	/s/ Maureen Quill
Name:	Derek Mullins	Name:	Maureen Quill
Title:	Principal Executive Officer	Title:	Executive Vice President

Schedule A

Administration and Fund Accounting Agreement

SERVICES

Subject to the oversight of, and utilizing information provided by the Fund, Investment Adviser, and the

Fund’s agents, Administrator will provide the following services:

Fund Accounting

1.	Establish, maintain and review the administrative and procedural processes.
2.	Establish, maintain and review the general ledgers.
3.	Establish, maintain and review the investors’ capital accounts and record all transactions, including capital commitments, capital calls, draw downs and distributions.
4.	Assess management and incentive fees, calculate net asset values and effect all appropriate allocations, including new issue carve-outs, in accordance with the Fund’s operating documents as provided to the Administrator.
5.	Coordinate, execute and give third-party approval for all cash movements in accordance with the Funds’ offering documents. Provide cash reconciliations monthly or upon request.
6.	Receive and record all underlying investment transactions, including capital commitments, capital calls, draw-downs and distributions, and reconcile to all bank accounts monthly.
7.	Receive and record all underlying investment valuations and other pertinent information.
8.	Determine and periodically monitor the Fund’s income and expense accruals.
9.	Generate the financial reporting package as of each period-end including the Statements of Financial Position, Profit and Loss, Changes in Capital and Changes in Investor’s Capital.
10.	Create and maintain UMB Website portal for the Fund. Includes access to details of investment and investor subscription and redemption activity, month-end balances, financial packages, investor capital statements, tax information, and fund-level information such as fund documents, fund annual audit reports, and fund communication letters.

Fund Administration

Subject to the direction of and utilizing information provided by the Fund, the Investment Advisor, and the Fund’s agents, the Administrator will provide the services listed below. The Administrator’s provision of these services shall not relieve the Fund and the Fund’s Investment Advisor of their primary responsibility for assuring such compliance. The Administrator’s ability to provide information regarding compliance with respect to applicable rules and regulations may be limited by the characteristics of the Fund’s investments. The Administrator shall perform the following duties on behalf of the Fund:

1.	General Fund Management – Provide appropriate personnel, office facilities, information technology, record keeping and other resources as necessary for the Administrator to perform its duties and responsibilities under this agreement.
2.	Coordinate Board Activities

a.	Develop with legal counsel and the secretary of the Fund an agenda and draft resolutions for each quarterly Board meeting;
b.	Prepare Board reports based on financial and administrative data as requested by the Board. Coordinate the preparation of electronic board books for quarterly Board meetings;
c.	Attend quarterly Board meetings, either in person or telephonically, and prepare a first draft of the quarterly meeting minutes, as requested by the Board.

3.	Financial Reporting and Audits

a.	Prepare quarterly, semi-annual and annual schedules and financial statements including schedule of investments and the related statements of operations, assets and liabilities, changes in net assets and cash flow (if required), and financial highlights to each financial statement;
b.	Draft footnotes to financial statements for approval by the Funds’ officers and independent accountants;
c.	Provide facilities, information and personnel as necessary to accommodate annual audits with the Funds’ independent accountants or examinations by the SEC or other regulatory authorities.

4.	Compliance

a.	From time to time as the Administrator deems appropriate (but no less frequently than quarterly), check the Fund’s compliance with the policies and limitations of the Fund relating to the portfolio investments as set forth in the Fund’s Offering Memorandum and Statement of Additional Information (but these functions shall not relieve the Fund’s Portfolio Managers, if any, of their primary day-to-day responsibility for assuring such compliance);

b.	Monitor Fund activity for compliance with subchapter M under the Internal Revenue Code (but these functions shall not relieve the Fund’s Portfolio Managers, if any, of their primary day-to-day responsibility for assuring such compliance). Compliance testing is dependent on receiving necessary information from any underlying investment.

5.	Expenses

a.	Prepare annual Fund-level and class-level budgets and update on a periodic basis;
b.	Coordinate the payment of expenses;
c.	Establish accruals and provide to the Funds’ Fund Accountant;
d.	Provide expense summary reporting as reasonably requested by the Fund.

6.	Filings

a.	Provide the following for Form N-2 filings and required updates:

i.	Preparation of expense table;

ii.	Performance information;
iii.	Preparation of shareholder expense transaction and annual fund operating expense examples; and

iv.	Investment Advisor and trustee fee data.

b.	Subject to having received all relevant information from the Fund and upon the advice and direction of Fund counsel, prepare Form N-PX and provide to Fund counsel for its review; upon the advice and direction of Fund counsel, file Form N-PX with the Commission as required.
c.	Assist in compiling exhibits and disclosures for Form N-CEN and Form N-CSR and file when approved by the principal officers of the Funds.
d.	Subject to having received all relevant information regarding holdings, risk metrics, and liquidity buckets, compile data and prepare, maintain, and file timely N-PORT reports with the SEC; each Fund hereby agrees as follows with respect to the data provided by Bloomberg in connection with Form N-PORT (“Data”):

i.	To comply with all laws, rules and regulations applicable to accessing and using Data
ii.	To not extract the Data from the view-only portal;
iii.	To not use the Data for any purpose independent of the Form N-PORT (use in risk reporting or other systems or processes);

iv.	To permit audits of the use of the Data by Bloomberg, its affiliates, or at your request, a mutually agreed upon third-party auditor; and

v.	To exculpate Bloomberg, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to your receipt or use of the Data.

e.	Compile data, prepare timely notices and file with SEC pursuant to Rule 24f-2.
f.	Prepare and file exhibit Part F of Form N-PORT.
g.	File Rule 17g-1 fidelity bond filing when received from the Funds or broker.
h.	Prepare and file periodic tender offers/repurchase offers with the SEC.

7.	Other

a.	Calculate dividend and capital gain distributions, subject to review and approval by the Funds’ officers and independent accountants.
b.	Calculate standard performance, as defined by Rule 482 of the Investment Company Act of 1940, as requested by the Fund.
c.	Report performance and other portfolio information to outside reporting agencies as directed by the Investment Advisor.
d.	Assist in securing and monitoring the directors and officers liability coverage and fidelity bond for the Funds.
e.	Provide periodic updates on recent accounting, tax and regulatory events affecting the Funds and/or Investment Advisor.
f.	Assist the Funds during SEC audits, including providing applicable documents from the SEC’s document request list.
g.	Maintain a regulatory compliance calendar (initially provided by the Fund’s CCO) listing various Board approval and SEC filing dates.

Additional services available but not included in the above are (specific charges to be agreed to by the parties):

1.	For money market funds, prepare for review an initial draft of Form N-MFP based on information contained in the accounting records and such additional information that may be needed from the Investment Advisor or other service providers. Upon review and acceptance by the Investment Advisor, file the EDGARized form with the SEC by the established deadlines.
2.	Daily compliance testing and reporting.

3.	Electronic board book portal.
4.	FIN 48 documentation and review.
5.	Multi-manager reporting.
6.	Assisting the Fund in preparing and filing reports that need to be filed in XBRL format.
7.	Prepare draft minutes for additional Board meetings (beyond standard quarterly Board meetings).
8.	Other special projects as agreed to by the parties.

Regulatory Administration

All regulatory administration services are subject to the direction and oversight by Fund counsel:

1.	Initial Registration:

a.	If a new trust, provide support to Fund counsel in preparation of a first draft of trust or incorporation documents (certificate of trust / certificate of incorporation, articles, bylaws); if a new series, amend documents as necessary.*
b.	Assist in preparation of initial draft of registration statement materials (N-8A, N-1A, N-2, prospectus, SAI, Part C), as applicable;

i.	Coordinate review of drafts by adviser, sub-adviser(s), fund counsel, service providers;
ii.	Compile filing exhibits (work with adviser, fund counsel, and service providers);
iii.	Work with auditor to obtain consent for filing of financial statements.

c.	Coordinate organizational board materials, as required.
d.	Assist in obtaining Fund level CIK and CCC codes using Form ID.*
e.	Coordinate EDGAR filings of required forms, as agreed to with the advisor.

2.	Subsequent Filings: prepare initial draft of annual (or as agreed to) update to registration statement:

a.	Manage the review and comment process with Advisor, fund counsel, auditors, distributor and other parties;
b.	Update Part C and include relevant exhibits;
c.	Obtain auditor’s consent for filing of financial statements.

3.	Section 16 Filings (for directors and officers only): Subject to direction

a.	Subject to direction by fund counsel and the Fund’s Chief Compliance Officer and upon information provided by the Fund’s applicable directors or officers, assist with filing Forms 3, 4 or 5 under Section 16, as required;
b.	Assist in obtaining individual CIK and CCC codes using Form ID.

4.	Services not included:

a.	Proxy Statements;
b.	Exemptive relief applications;
c.	Section 16 filings for non-directors and non-officers of the fund.

* Depending on the complexity of the product, fund counsel may be more involved.

OPTIONAL SERVICES

Tax Preparation, Compliance and Reporting – 1099

1.	Prepare income tax and excise tax provisions. Calculate required income and excise dividend and capital gains distribution amounts subject to review and approval by the Fund’s officers and their independent accountants.
2.	Include the appropriate tax adjustment for wash sales, identified by third-party services, for inclusion in income tax and excise tax provisions and tax returns.
3.	Include the appropriate tax adjustments for Passive Foreign Investment Company (PFIC) holdings, identified by third-party services or provided by the Investment Advisor, in tax work schedules. Assist the Investment Advisor in determining either the marked-to-market or Qualified Electing Fund (QEF) election. If the QEF election is chosen, the Investment Advisor will work with the underlying PFIC to procure and provide the required QEF Statement to the Fund, as well as an estimate for the excise tax calculation and the distribution.
4.	Prepare for review by the Fund’s independent accountants the financial statement book/tax differences (e.g., capital accounts) and footnote disclosures.
5.	Assist the Funds in monitoring and maintaining documentation associated with ASC 740-10 (Financial Interpretation Number 48 Accounting for Uncertainty in Income Taxes).
6.	Assist the Fund’s independent accountants in the preparation and filing, for execution by the Fund’s officers, of all federal income and excise tax returns and the Fund’s State of Organization’s income tax returns (and such other required tax filings as may be agreed to by the parties) other than those required to be made by the Fund’s custodian or Transfer Agent, subject to review, approval and signature by the Fund’s officers and the Fund’s independent accountants.

7.	Prepare analysis in determining qualified dividend income amounts for notification to shareholders and prepare ICI Primary and Secondary Layouts for shareholder reporting.

8.	Prepare forms 1099-MISC Miscellaneous Income for board members and other required Fund vendors.

~ or ~

Tax Coordination if UMB is not the tax preparer

Provide information to chosen tax preparer in order for them to prepare all tax forms.

AIFMD/ESMA Annex IV Form Services

1.	Coordinate with the Advisor to establish a timeline for Administrator’s submission of information to assist the Advisor in completing Annex IV reporting.
2.	Provide the Advisor with data from Administrator’s systems in order for the Advisor to prepare requirements and gap analysis as applicable.
3.	In accordance with the timeline, submit data from Administrator’s system(s) to Software Provider.
4.	Review AIFMD via Software Providers interface for accuracy of information submitted in accordance with number 3 above.

Schedule B

Administration and Fund Accounting Agreement

FEES